Exhibit 3.3

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

YUKAI HEALTH GROUP LIMITED

(Adopted by special resolution passed on 30 May 2022)

Auth Code: C74214982796

www.verify.gov.ky

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

YUKAI HEALTH GROUP LIMITED

(Adopted by special resolution passed on 30 May 2022)

1.	The name of the Company is YUKAI Health Group Limited.

2.	The registered office of the Company shall be at the offices of Tricor Services (Cayman Islands) Limited, Second Floor, Century Yard, Cricket Square, P.O. Box 902, Grand Cayman, KY1-1103, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to exercise all the functions of a natural person of full capacity.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member's Shares.

5.	The share capital of the Company is US$ 50,000.00 divided into 100,000,000 Shares of a par value of US$0.0005 each.

6.	The Company has the power to register by way of continuation outside of the Cayman Islands in accordance with the Companies Act and to de-register as an exempted company in the Cayman Islands.

7.	Capitalised terms that are not defined in this Memorandum of Association have the same meaning as those given in the Articles of Association of the Company.

8.	The nature of the Company business is Equity Holding Company.

9.	The date of the Company’s financial year end is 31 December.

Auth Code: C74214982796

www.verify.gov.ky